Exhibit 99.1

Synaptics Appoints Wajid Ali as Senior Vice President and Chief Financial Officer

SAN JOSE, Calif. – May 11, 2015 – Synaptics Incorporated (NASDAQ: SYNA), a leading developer of human interface solutions, today announced the appointment of Wajid Ali as Senior Vice President and Chief Financial Officer, reporting to Rick Bergman, President and CEO. Mr. Ali replaces Synaptics’ current Chief Financial Officer, Kathleen Bayless, who announced her retirement in December 2014.

Mr. Ali brings extensive financial management expertise to Synaptics, spanning all aspects of corporate and operational finance for publicly-listed companies. He joins Synaptics from Teledyne Technologies, where he most recently served as Vice President and Controller. Prior to that, he was Chief Financial Officer at DALSA Corporation, a public semiconductor company that was acquired by Teledyne in 2011. He also held key financial management positions at AMD and ATI, overseeing the finance functions for large business groups.

“As the number one human interface company, we have enjoyed revenue growth of over 50% for the past two years. A strong financial guide, with the right combination of strategic insight and operational discipline, is critical as we continue to scale and expand into new markets,” said Mr. Bergman. “The Board of Directors is very pleased to have a leader of Mr. Ali’s caliber join the executive team.”

“I am thrilled to join Synaptics at such an exciting time in the company’s development. Synaptics maintains a unique position in the industry as the leading human interface provider across multiple markets, leveraging a broad set of innovative technology platforms,” stated Mr. Ali. “I look forward to working to continue the company’s strong track record of financial performance as it strives to fully capitalize on the positive growth dynamics ahead.”

For up-to-the-minute Synaptics news, follow @SynaCorp on Twitter and LinkedIn. For more information on Synaptics’ products and solutions please visit www.synaptics.com.

About Synaptics

Synaptics is the pioneer and leader of the human interface revolution, bringing innovative and intuitive user experiences to intelligent devices. Synaptics’ broad portfolio of touch, display, and biometrics products is built on the company’s rich R&D and supply chain capabilities. With solutions designed for mobile, PC and automotive industries, Synaptics combines ease of use, functionality and aesthetics to enable products that help make our digital lives more productive, secure and enjoyable. (NASDAQ: SYNA) www.synaptics.com. (NASDAQ: SYNA) www.synaptics.com.

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Synaptics, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.

For further information, please contact:

Ann Minooka, Synaptics Incorporated

408-904-1673

ann.minooka@synaptics.com

Investor Relations:

Jennifer Jarman

The Blueshirt Group for Synaptics

415-217-5866

jennifer@blueshirtgroup.com